Exhibit 10.16

1515 W. 22nd Street
.	Suite 550 Oak Brook, IL 60523

Telephone: (630) 203-4099 Fax: (630) 203-4110

Kenneth M. Roessler

President & CEO

October 12, 2010

John R. Clementi

Seller Representative

31B Bullard Road

Princeton, MA 01541

Dear John:

Reference is hereby made to that certain Purchase Agreement, dated as of October 8, 2010, by and among North America Packaging Corporation, a Delaware corporation (the “Purchaser”), Plastican, Inc., a Massachusetts corporation (the “Company”), John R. Clementi, in his capacity as the Seller Representative, and the Sellers named therein and signatory thereto (the “Sellers”), pursuant to which the Purchaser acquired all of the issued and outstanding capital stock of the Company (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

The parties acknowledge and agree that Section 1.2 of the Purchase Agreement is hereby amended to provide that the “Estimated Closing Cash Amount” for all purposes of the Purchase Agreement and the transactions contemplated thereby shall be an amount equal to $686,217.88, and the Purchaser agrees to pay such amount to the Seller Representative within one (1) Business Day of the date hereof by wire transfer of immediately available funds, which the parties acknowledge and agree shall be in full satisfaction of the Purchaser’s obligations to pay such portion of the Estimated Closing Purchase Price on the Closing Date. The parties further acknowledge and agree that $80,000 (the “Bonds Restricted Cash”) of such Estimated Closing Cash Amount is restricted cash maintained by the Company for the satisfaction of obligations with respect to those certain Adjustable Rate Industrial Development Revenue Bonds (Plastican Project) Series 1997 in the original principal amount of $8,400,000. For the avoidance of doubt, the parties also acknowledge and agree that, notwithstanding anything to the contrary in the Purchase Agreement, if the Bonds Restricted Cash is returned, refunded or otherwise recredited to the Company on or after the date hereof, such amount shall not be required to be paid to the Seller Representative or the Sellers.

Please sign in the space provided below and return an executed copy to us. The parties acknowledge and agree that, except as amended in accordance with the term herein, the Purchase Agreement otherwise remains in full force and effect.

Sincerely,

BWAY CORPORATION

By:	/s/ Kenneth M. Roessler

Name:	Kenneth M. Roessler
Its:	President and Chief Executive Officer

Accepted and Agreed as of October , 2010:

/s/ John R. Clementi
John R. Clementi, in his capacity as
Seller Representative under the Purchase Agreement

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